Exhibit 10.4

                          (MARKETSHARE RECOVERY LETTERHEAD)


July 1, 2003


E. Almodovar
(address)



         Re:   Consulting and Marketing Letter Agreement.

Dear Mr. Almodovar:

         This letter shall serve as an agreement (this "Agreement") by and between Stuart Stiller, a natural person ("Consultant") and MarketShare Recovery, Inc. with offices at 95 Broadhollow Road, Suite 101 Melville, New York 11747 ("Company") whereby Consultant will provide consulting, promotional and marketing services for Company, in accordance with the terms set forth below.

CONSULTING

         CONSULTANT will consult with Company to discuss Company's business model, financing strategies, merger and acquisition opportunities and strategic partnerships, lead generation and other business opportunities.

PAYMENT

         In consideration of the foregoing services performed by CONSULTANT, valued at seven thousand, five hundred dollars ($7,500) the Company shall, within thirty (30) days of Company's execution of this Agreement or as soon as practicable, issue to CONSULTANT Three Hundred and Forty-nine Thousand (349,000) fully-paid, non-assessable shares of Company's restricted common stock (the "Shares") (OTCBB
symbol: HLLS).   Said issuance of the Company's restricted common
stock is calculated and is to be issued based on the anticipated corporate structure post reverse stock split not subject to dilution or any other subsequent reclassifications of the Company's common stock which may occur as a result of the recently executed business combination.

REPRESENTATIONS AND INDEMNITY

         This Agreement shall create a binding agreement for the Consulting Services, and each party agrees to be bound by the terms and conditions contained herein. Each party represents and warrants to the other that it has the right to enter into this Agreement, and has the ability to perform its obligations hereunder. Each party further represents and warrants that the Campaign, as developed by CONSULTANT and approved by Company, will not violate any applicable laws and/or regulations.

         Each party shall, at its own expense, indemnify, defend, And Hold harmless the other party and its affiliates from and against any claim, actions, liabilities, and damages, and any costs or expenses incurred in defending against same (including reasonable attorneys' fees), arising from any breach or alleged breach of the indemnifying party's representations and warranties.


GENERAL

         Neither party may disclose the terms of this Agreement to any third party without the other's prior written consent unless compelled to do so in any action or other legal proceeding or unless otherwise required by law. Neither party shall be liable for failure to perform its obligations under this Agreement in the event of an Act of God, action by any governmental or quasi-governmental entity, fire, flood, insurrection, riot, explosion, power interruption or any condition beyond the reasonable control of the party affected by any such act. The laws of the State of New York shall govern this Agreement and any action involving this Agreement shall be brought in Suffolk County, and not elsewhere. This Agreement supercedes all prior or contemporaneous agreements between the parties concerning the subject matter herein.


         Mr. Almodovar, we look forward to starting our business relationship together. If the foregoing meets with your approval, please execute this Agreement below and fax it to my attention at
(631) 385-3205.

                         Best Regards,

                        /s/ Ray Barton
                        -------------------------------

                        Ray Barton
                        President and Chief Executive Officer
                        MarketShare Recovery, Inc.




AGREED AND ACCEPTED
AS OF JULY 1, 2003 BY:

E. Almodovar
 ("Consultant")

By: /s/ E. Almodovar
   --------------------------------
Name:   E. Almodovar
Social Security Number: